PHINIA Elects Meggan M. Walsh to Board of Directors

Auburn Hills, Michigan, June 25, 2024 – PHINIA Inc. (“PHINIA” or the “Company”) (NYSE: PHIN), a leader in premium fuel systems, electrical systems, and aftermarket products, today announced that its Board of Directors has elected Meggan M. Walsh to the Board, effective July 1, 2024. Ms. Walsh’s Board committee appointment will be approved by the Board at a later date.

Ms. Walsh, 60, most recently served as a Senior Portfolio Manager and Head, Dividend Value with Invesco Ltd., a global independent investment management firm, and brings 35 years of investor leadership experience to the Board. At Invesco, Ms. Walsh led responsibility for investments and capital allocation across sectors in the Dividend Value team portfolios. Team assets she was directly responsible for grew significantly during her tenure, driving higher revenue growth. As an investor with a long-term focus, Ms. Walsh assessed companies’ strategic positioning, industry fundamentals, regulatory requirements, and total return potential through extensive financial modeling. She also analyzed the effectiveness of corporate actions, including restructuring, recapitalizations, and spin-offs. Ms. Walsh’s skillset includes significant capital markets experience and merger and acquisition analysis.

Rohan Weerasinghe, PHINIA’s independent Chair of the Board, commented, “We are pleased to welcome Meggan to the PHINIA Board of Directors. Meggan has extensive leadership experience in both fixed income and equity portfolio management, with a particular focus on Industrials. She brings an investor perspective to the Board and will contribute significantly to the Board’s understanding of investor expectations surrounding capital allocation, disciplined investments, shareholder returns, and oversight of risk management within a complex, global organization.”

About PHINIA

PHINIA is an independent, market-leading, premium solutions and components provider with over 100 years of manufacturing expertise and industry relationships, with a strong brand portfolio that includes DELPHI®, DELCO REMY® and HARTRIDGE®. With over 13,000 employees across 44 locations in 20 countries, PHINIA is headquartered in Auburn Hills, Michigan, USA.

Across commercial vehicles and industrial applications (heavy-duty and medium-duty trucks, off-highway construction, marine, aviation, and agricultural), and light vehicles (passenger cars, trucks, vans and sport-utility), we develop fuel systems, electrical systems and aftermarket solutions designed to keep combustion engines operating at peak performance, while at the same time investing in advanced technologies to unlock the potential of alternative fuels.

By providing what the market needs today to become more efficient and sustainable, while also developing innovative products and solutions to contribute to a lower carbon mobility, we are the partner of choice for a diverse array of commercial vehicle, industrial, light vehicle and aftermarket customers – powering our shared journey toward a cleaner tomorrow.

(DELCO REMY is a registered trademark of General Motors LLC, licensed to PHINIA Technologies Inc.)

IR contact:
Kellen Ferris
Vice President, Investor Relations
investors@phinia.com
+947-262-5256

Media contact:
Kevin Price
Global Brand & Communications Director
media@phinia.com
+44 (0) 7795 463871